Exhibit 21

Navidec Financial Services, Inc.
Subsidiaries of Registrant

Navidec Financial Service, Inc. affiliates as of December 31, 2008 are listed below.

Entity Name	Percentage of voting securities or LLC interest directly or indirectly owned by registrant	State, Country of incorporation or organization
Northsight, Inc.	98	Colorado, United States
Northsight Mortgage Group, LLC	100	Arizona, United States
Southie Development, LLC	100	Colorado, United States
Legendary Investment Group, LLC	98 (1)	Arizona, United States

(1)  Legendary Investment Group, LLC is 100% owned by Northsight, Inc.